Exhibit 3.36

CERTIFICATE OF FORMATION

OF

CAREFREE TITLE AGENCY, INC.

ARTICLE I

NAME

The filing entity being formed is a for-profit corporation. The name of the entity is CAREFREE TITLE AGENCY, INC.

ARTICLE II

DURATION

The period of the duration of the corporation is perpetual.

ARTICLE III

PURPOSE

The purpose for which the corporation is organized is to transact any and all lawful business for which a for-profit corporation may be incorporated or organized under the Texas Business Organizations Code, as it may be amended from time to time, and any successor statute (collectively, the “TBOC”).

ARTICLE IV

CAPITAL STOCK

The aggregate number of shares of which the corporation shall have authority to issue is one hundred thousand (100,000) common shares, all of which shares shall be of a single class, and shall be without par.

ARTICLE V

INITIAL REGISTERED OFFICE AND AGENT

The name and street address in Texas of the initial registered agent of the corporation is Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company, 211 E. 7th Street, Suite 620, Austin, Texas 78701.

ARTICLE VI

BOARD OF DIRECTORS

The number of directors constituting the initial board of directors of the corporation is two (2). The names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are as follows:

Name	Address
Steven J. Hilton	17851 N. 85th Street, Suite 300 Scottsdale, Arizona 85255

Larry Seay	17851 N. 85th Street, Suite 300 Scottsdale, Arizona 85255

The number of persons to serve on the board of directors thereafter shall be fixed by the bylaws of the corporation.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

The liability of a director or former director to the corporation or its shareholders shall be eliminated to the fullest extent permitted by Chapter 7 or any other applicable provision of the TBOC. If the TBOC is amended to authorize corporate action further eliminating or limiting the liability of directors, the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as amended. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification. The provisions of this Article VII shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director that has not been eliminated by the provisions of this Article VII.

ARTICLE VIII

INDEMNIFICATION

The corporation shall indemnify any and all of its existing and former directors and officers to the fullest extent permitted by Texas law. If Texas law is amended to authorize corporate action broadening the corporation’s ability to indemnify its directors and officers, the corporation shall indemnify its existing and former directors and officers to the fullest extent permitted by Texas law, as amended. Any repeal or modification of this Article VIII shall not adversely affect any right or protection of any existing or former director or officer of the corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

ARTICLE IX

EFFECTIVENESS

This document becomes effective when filed by the Secretary of State.

ARTICLE X

INCORPORATOR

The name and address of the incorporator of the corporation is as follows:

Name	Address
Mel Faraoni	17851 N. 85th Street, Suite 300 Scottsdale, Arizona 85255

The undersigned, being the incorporator designated herein, executes this Certificate of Formation and certifies to the truth of the facts stated therein this 1st day of November, 2011.

/s/ MEL FARAONI
Mel Faraoni, Incorporator

3